Exhibit 10.5

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the first day of January, 2001, by and between Illinois Superconductor Corporation, a Delaware corporation (the “Company”), and Amr Abdelmonem (the “Employee”).

W I T N E S S E T H :

          WHEREAS, the Employee is now employed by the Company as the Chief Technology Officer;

          WHEREAS, the Company wishes to ensure that it will continue to have the benefits of the Employee’s services on the terms and conditions hereinafter set forth; and

          WHEREAS, the Employee desires to continue to work for the Company on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

              1.    Employment; Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of this Agreement shall commence on the date hereof (the “Effective Date”) and, unless earlier terminated in accordance with Paragraph 5, shall end on December 31, 2003, with the term of employment being that period between the Effective Date and December 31, 2003 (that period, as extended pursuant to the following sentence, the “Term”). As of January 1, 2004, and as of each subsequent January 1st, (each an “Automatic Renewal Date”), unless either party shall have given to the other written notice of non-extension at least sixty (60) days prior to such Automatic Renewal Date, the Term shall, unless earlier terminated in accordance with Paragraph 5, extend automatically for a period of one (1) year to the anniversary of the then otherwise scheduled expiration date of this Agreement. If there is a “Change of Control” (as defined in Paragraph 6(e) below), the Term shall, unless earlier terminated in accordance with Paragraph 5, extend automatically to the second anniversary of the date of the Change of Control, provided that the second anniversary of the date of the Change of Control is later than the last day of the Term as determined without regard to the Change of Control. Certain provisions of this Agreement shall continue in effect after the Term as specifically set forth herein.

              2.    Employment.

                     (a)    The Employee shall serve as the Company’s Chief Technology Officer. The Employee shall report to the Chief Executive Officer of the Company.

                     (b)    The Employee shall have such authority and responsibility as may reasonably be assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

                     (c)    During the period the Employee is employed by the Company, the Employee shall devote the Employee’s normal full business time and attention to the business and affairs of the Company and use the Employee’s best efforts to perform faithfully the duties and responsibilities of the Employee’s position as described herein.

              3.    Compensation.

                     (a)    The Company shall pay the Employee a base salary (the “Base Salary”) of not less than Two Hundred Thousand Dollars ($200,000) per annum, payable at least monthly, in accordance with the Company’s payroll practices less such deductions as shall be required to be withheld by applicable law and regulations. The Board shall conduct an annual review of the Employee’s Base Salary and Bonus (as defined in Paragraph 3(b)below), but in no event shall the Base Salary be decreased without the consent of the Employee. Any increase in the Base Salary or change in the Bonus shall be in the sole discretion of the Board.

                     (b)    Subject to Paragraph 6(c) hereof, for each calendar year completed during the Term, the Employee shall be eligible to receive a bonus (the “Bonus”) of an amount up to 50% of the Base Salary for such year. The amount of the Bonus payable to the Employee for a particular year, if any, shall be based on the accomplishment of corporate and individual performance goals as determined by the Board. The corporate and individual performance goals referenced in the preceding sentence shall be established by the Board and communicated to the Employee before the end of the first quarter of the applicable year. In the event of a disagreement over the attainment of such goals and objectives, the Compensation Committee of the Board shall have final authority to determine the award of the Bonus. The Bonus payable for a particular year, if any, shall be paid no later than March 15th of the following year and may be paid in cash, Company stock or a combination of the two as determined by the Board in its sole discretion.

              4.    Benefits.

                     (a)    The Company agrees to reimburse the Employee for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Employee in connection with the performance of the Employee’s duties under this Agreement. Such reimbursements shall be made by the Company within a reasonable time after submission by the Employee of vouchers in accordance with the Company’s standard policies and procedures.

                     (b)    The Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, pension and other similar benefit plans which are made generally available by the Company to its senior executives, which shall not be less favorable than those available to any other group of employees of the Company. The Company, in its sole discretion, may at any time amend or terminate its benefit plans or programs.

                     (c)    The Employee shall be entitled to receive four (4) weeks of annual paid vacation in accordance with the Company’s vacation policy for its senior executives. The Employee shall be entitled to all paid holidays the Company makes available to its employees.

              5.    Termination. The Employee’s employment hereunder may be terminated prior to the end of the Term under the following circumstances:

                     (a)    Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.

                     (b)    Total Disability. The Company may terminate the Employee’s employment hereunder at any time after the Employee’s “Total Disability.” “Total Disability” means (i) the Employee becomes entitled to receive disability benefits under the Company’s long-term disability plan, or, in the absence of such a plan, (ii) the Employee’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than one hundred eighty (180) consecutive days due to physical or mental incapacity or impairment. Such termination shall become effective five (5) business days after the Company gives notice of such termination to the Employee, or to the Employee’s spouse or legal representative (in case of mental incapacitation).

                     (c)    Termination by the Company With or Without Cause. The Company may terminate the Employee’s employment hereunder with or without Cause at any time after the Company provides thirty (30) days’ written notice (or a shorter period of time, to be determined in good faith by the Board to be essential to prevent serious damage to the Company) to the Employee to such effect. The term “Cause” shall mean any of the following: (i) willful malfeasance or willful misconduct by the Employee in connection with the Employee’s employment; (ii) the Employee’s gross negligence in performing any of the Employee’s duties under this Agreement; (iii) the Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to any crime other than a traffic violation or infraction which is a misdemeanor; (iv) the Employee’s willful and continuing breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) any other material breach by the Employee of this Agreement after the Company provides written notification to the Employee of such breach and the Employee fails within five (5) days of receipt of such notification to cure the circumstances which gave rise to such breach.

                     (d)    Termination by the Employee With or Without Good Reason. The Employee’s employment hereunder may be terminated by the Employee as specified below with, or upon thirty (30) days’ prior notice without, Good Reason. For purposes of this Agreement, “Good Reason” means any of the following, without the consent of the Employee: (i) any change in, or diminution of, the Employee’s duties or responsibilities that is inconsistent in any material and adverse respect with the Employee’s duties and responsibilities as contemplated under Section 2 of this Agreement, provided that changes in reporting relationships of other employees to the Employee, including those which occur as a result of strategic business developments such as the sale of a business unit or the outsourcing of a business function, shall not be construed as “adverse” to the Employee for purposes of determining whether Good Reason exists; (ii) any reduction of the Employee’s Base Salary or maximum Bonus level; (iii) any other material breach by the Company of this Agreement after the Employee provides written notification to the Company of such breach and the Company fails within thirty (30) days of receipt of such notification to cure the circumstances which gave rise to such breach, or (iv) any requirement by the Company that the Employee relocate the Employee’s principal office (currently located in Mount Prospect, Illinois) to a location more than thirty-five (35) miles from the Employee’s principal office at the time the Company makes such request. Notwithstanding the foregoing, no act or omission by the Company shall constitute Good Reason hereunder unless the Employee gives the Company written notice thereof within thirty (30) days after he has actual knowledge of such act or omission, and the Company fails to remedy such act or omission within thirty (30) days after receiving such notice.

              6.    Compensation Following Termination Prior to the End of the Term. In the event that the Employee’s employment hereunder is terminated prior to the end of the Term, the Employee shall be entitled only to the following compensation and benefits upon such termination:

                     (a)    Termination by Reason of Death or Total Disability. In the event that the Employee’s employment is terminated prior to the expiration of the Term by reason of the Employee’s death or Total Disability, pursuant to Paragraph 5(a) or 5(b) hereof, respectively, the Employee (or the Employee’s spouse or estate, as the case may be) shall be entitled to the following amounts or benefits:

i.	any accrued but unpaid Base Salary (as determined pursuant to Paragraph 3(a) hereof) for services rendered to the date of termination in accordance with the Company’s standard payroll practices and any unpaid Bonus previously awarded by the Board in respect of a completed calendar year pursuant to Paragraph 3(b) hereof;

ii.	any incurred but unreimbursed expenses required to be reimbursed pursuant to Paragraph 4(a) hereof; and

iii.	the benefits to which the Employee and/or the Employee’s family may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Paragraph 4 hereof, as determined and paid in accordance with the terms of such plans, programs and arrangements.

                     (b)    Termination by the Company Without Cause or Termination by the Employee With Good Reason. In the event that the Employee’s employment is terminated by the Company without Cause pursuant to Paragraph 5(c) hereof, or by the Employee with Good Reason pursuant to Paragraph 5(d) hereof, the Employee shall be entitled to the following amounts or benefits:

i.	any accrued but unpaid Base Salary (as determined pursuant to Paragraph 3(a) hereof) for services rendered to the date of termination in accordance with the Company’s standard payroll practices and any unpaid Bonus previously awarded by the Board pursuant to Paragraph 3(b) hereof;

ii.	any incurred but unreimbursed expenses required to be reimbursed pursuant to Paragraph 4(a) hereof;

iii.	subject to Paragraph 6(e) hereof, continued payment of the Base Salary (as determined under Paragraph 3(a) hereof) in accordance with the Company’s standard payroll practices for one (1) year following the date of such termination; provided that such continued payments shall be offset by any salary, wage, or similar payments paid or payable, directly or indirectly, to the Employee during the year following the date of termination from another employer or recipient of the Employee’s services (such payments being determined without regard to any individual waivers or other similar arrangements).

iv.	the benefits to which the Employee and/or the Employee’s family may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Paragraph 4 hereof, as determined and paid in accordance with the terms of such plans, programs and arrangements; and

v.	subject to Paragraph 6(e) hereof, continuation of health and insurance benefits (other than disability insurance benefits) for one (1) year following the date of such termination on the same terms and conditions as in effect immediately prior to the termination; provided that the Company shall not be required to provide benefits otherwise required by this clause (v) after such time as the Employee becomes entitled to receive benefits of the same type from another employer or recipient of the Employee’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

                     (c)    Termination by the Company for Cause or Termination by the Employee Without Good Reason. In the event that the Employee’s employment is terminated prior to the expiration of the Term of this Agreement by the Company for Cause pursuant to Paragraph 5(c) hereof or by the Employee without Good Reason pursuant to Paragraph 5(d) hereof, the Employee shall be entitled to the following amounts or benefits:

i.	any accrued but unpaid Base Salary (as determined pursuant to Paragraph 3(a) hereof) for services rendered to the date of termination in accordance with the Company’s standard payroll practices;

ii.	any incurred but unreimbursed expenses required to be reimbursed pursuant to Paragraph 4(a) hereof; and

iii.	the benefits to which the Employee and/or the Employee’s family may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Paragraph 4 hereof, as determined and paid in accordance with the terms of such plans, programs and arrangements.

Notwithstanding the foregoing, in no event shall any unpaid Bonus previously awarded by the Board pursuant to Paragraph 3(b) hereof be paid following a termination by the Company for Cause pursuant to Paragraph 5(c) hereof or by the Employee without Good Reason pursuant to Paragraph 5(d) hereof.

                     (d)    Termination due to Company’s Notice of Non-Extension. In the event that during the Term the Company provides the Employee with a notice of non-extension as described in Section 1 hereof, upon the termination of the Employee’s employment by the Company pursuant to such notice, the Employee shall be entitled to the following amounts or benefits:

i.	any accrued but unpaid Base Salary (as determined pursuant to Paragraph 3(a) hereof) for services rendered to the date of termination in accordance with the

Company’s standard payroll practices and any unpaid Bonus previously awarded by the Board pursuant to Paragraph 3(b) hereof;

ii.	any incurred but unreimbursed expenses required to be reimbursed pursuant to Paragraph 4(a) hereof;

iii.	continued payment of the Base Salary (as determined under Paragraph 3(a) hereof) in accordance with the Company’s standard payroll practices for six (6) months following the date of such termination; provided that such continued payments shall be offset by any salary, wage, or similar payments paid or payable, directly or indirectly, to the Employee during the year following the date of termination from another employer or recipient of the Employee’s services (such payments being determined without regard to any individual waivers or other similar arrangements);

iv.	the benefits to which the Employee and/or the Employee’s family may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Paragraph 4 hereof, as determined and paid in accordance with the terms of such plans, programs and arrangements; and

v.	continuation of health and insurance benefits (other than disability insurance benefits) for six (6) months following the date of such termination on the same terms and conditions as in effect immediately prior to the termination; provided that the Company shall not be required to provide benefits otherwise required by this clause (v) after such time as the Employee becomes entitled to receive benefits of the same type from another employer or recipient of the Employee’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

                     (e)    Termination Upon or Following a Change of Control. If there is a “Change of Control” (as defined below) and the Employee’s employment is terminated by the Company without Cause or by the Employee with Good Reason prior to the expiration of the Term of this Agreement and within two (2) years following a Change of Control, the words “two (2) years” shall replace the words “one (1) year” in clauses (iii) and (v) of Paragraph 6(b). For purposes of this Agreement, a Change of Control shall be deemed to have occurred if:

i.	the stock of the Company ceases to be registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; or

ii.	the stockholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation other than a majority-

owned subsidiary of the Company, pursuant to which (x) the Company is not the surviving or resulting entity or (y) the persons who were the members of the Board prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof, or (B) to sell or otherwise dispose of all or substantially all of the Company’s assets; or

iii.	during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

                     (f)    No Other Benefits or Compensation. Except as may be specifically provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to the Employee at the time of the termination of the Employee’s employment prior to the end of the Term, the Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.

                     (g)    Waiver of Personal Liability. To the extent permitted by applicable law, Executive hereby acknowledges that he shall have recourse only to the Company (and its successors-in-interest) with respect to any claims he may have for compensation or benefits arising in connection with his employment, whether or not under this Agreement or under any other plan, program, or arrangement, including, but not limited to any agreement relating to the grant or exercise of stock options or other equity rights in the Company. To the extent permitted by applicable law, the Executive hereby waives any such claims for compensation, benefits and equity rights against officers, directors, stockholders or other representatives in their personal or separate capacities.

              7.    Confidentiality, Ownership, and Covenants of Non-Competition and Non-Solicitation.

                     (a)    Confidentiality. The Employee recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of all information not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, computer software, reports, sources of supply, customer lists, supplier lists, trade secrets and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its businesses, operations, employees and customers (hereinafter collectively termed “Protected Information”). The Employee expressly acknowledges and agrees that Protected Information constitutes trade secrets and confidential and proprietary business information of the Company. No Protected Information shall include information which is or becomes part of the public domain through no breach of this Agreement by the Employee. The Employee agrees that Protected Information is essential to the success of the Company’s business, and it is the policy of the Company to maintain as secret and confidential Protected Information which gives the Company a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by the Company from unauthorized disclosure. Accordingly, the Employee agrees to keep secret Protected Information and to treat confidentially and not to knowingly permit any other entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other entity nor use in any manner for the Employee, and not to intentionally use or aid others in using any such Protected Information in competition with the Company or its Affiliates except to the extent that disclosure is required by law; provided, however, that the Employee shall provide the Company with notice as far in advance of any required disclosure as is practicable in order for the Company to obtain an order for the assurance that any information required to be disclosed will be treated as Protected Information and the Employee shall use all reasonable efforts to cooperate with the Company in connection therewith and in furtherance thereof. The obligation of non-disclosure of information shall continue to exists for so long as such information remains Protected Information. For purposes of this Agreement, trade secrets are subject to the protection of the Illinois Trade Secret Act. The provisions of this Paragraph 7(a) are not intended to supersede or limit the effect of any prior confidentiality or proprietary rights agreements previously executed by the Employee including the Confidential Information, Proprietary Rights and Non-Competition Agreement between the Company and the Employee, a copy of which is attached hereto as Exhibit B. However, if there is any conflict between the terms and conditions of this Agreement and the Confidential Information, Proprietary Rights and Non-Competition Agreement attached hereto as Exhibit B, then the terms and conditions of this Agreement, as interpreted by the Board, shall govern.

                     (b)    Ownership. The Employee hereby assigns to the Company all of the Employee’s right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the course of the performance of services for the Company. The Employee shall also assign to, or as directed by, the Company, all of the Employee’s right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Company and the United States government or any of its agencies. For the purpose of this Agreement, the term “Inventions” collectively refers to any and all inventions, trade secrets, improvements, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques regarding any of the foregoing. The provisions of this Paragraph 7(b) are not intended to supersede or limit the effect of any prior confidentiality or proprietary rights agreements previously executed by the Employee including the Confidential Information, Proprietary Rights and Non-Competition Agreement between the Company and the Employee, a copy of which is attached hereto as Exhibit B. However, if there is any conflict between the terms and conditions of this Agreement and the Confidential Information, Proprietary Rights and Non-Competition Agreement attached hereto as Exhibit B, then the terms and conditions of this Agreement, as interpreted by the Board, shall govern.

                     (c)    Covenants of Non-Competition and Non-Solicitation. The Employee acknowledges that the Employee’s services pursuant to this Agreement are unique and extraordinary, that the Company will be dependent upon the Employee for the development and growth of its business and related functions, and that the Employee will continue to develop personal relationships with significant customers of the Company and to have control of confidential information concerning, and lists of customers of, the Company. The Employee further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, the Employee covenants and agrees that at no time during the Restriction Period (as defined below) shall the Employee either alone or as a stockholder, partner, consultant, owner, agent, creditor, co-venturer of any other entity or in any other capacity, directly or indirectly, engage in the Business (as defined below); provided that nothing herein shall prohibit the Employee from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee does not actively participate in the business of such corporation. For the purpose of this Paragraph 7(c), the “Business” means the business of developing, manufacturing and marketing high temperature superconductivity products designed to enhance the quality, capacity, coverage and flexibility of cellular, personal communication services and other wireless telecommunications services.

          For the reasons acknowledged by the Employee at the beginning of this Paragraph 7(c), the Employee additionally acknowledges, covenants, and agrees that at no time during the Term nor during the period commencing on the date of termination of the Employee’s employment with the Company and ending the day following the first anniversary of the date of termination of the Employee’s employment with the Company for any reason, shall the Employee, directly or indirectly, either alone or as a stockholder, partner, consultant, adviser, owner, agent, creditor, co-venturer of any other entity, or in any other capacity, (i) knowingly sell to or solicit sales of products produced in the Business to any customer or account which was a customer or account of the Company during the Employee’s employment with the Company, or (ii) (other than through general, non targeted advertisements) intentionally solicit, hire, knowingly attempt to solicit or hire, or knowingly participate in any attempt to solicit or hire any person who was an employee of the Company or any of its Affiliates during the Employee’s employment with the Company.

          For purposes of this Agreement, the Restriction Period means the Term and the period commencing on the date of termination of the Employee’s employment with the Company and ending the day following the first anniversary of the date of termination of the Employee’s employment with the Company for any reason; provided that the Company may elect to extend the Restriction Period for up to one (1) year beyond the first anniversary of the date of termination of the Employee’s employment with the Company if (A) the Company provides written notice of its intent to so extend the Restriction Period at least six (6) months prior to the date on which the Restriction Period would otherwise expire and (B) the Company pays to the Employee the Base Salary, without offset for salary, wages or similar payments from another employer during such extended period, at the rate such Base Salary was being paid to the Employee at the time of termination, for one (1) year beyond the period for which the Company would otherwise be obligated to continue the Base Salary pursuant to this Agreement in the absence of the extension of the Restriction Period.

                     (d)    Equitable Remedies. The Employee acknowledges, covenants and agrees that, in the event the Employee shall violate any provisions of this Section 8, the Company will have the right to enforce this Agreement by all remedies that may be available at law or in equity.

              8.    Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by the Employee, and the Employee’s rights and obligations hereunder may not be sold, transferred, assigned or pledged. In the event of any attempted assignment or transfer of rights hereunder by the Employee contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company and, in connection therewith, and notwithstanding any other provision of this Agreement to the contrary, in the event that there is such a successor or assign, on and after the date of such succession or assignment, “Company” shall thereupon instead refer to such successor or assign, as the case may be. This Agreement does not create, and shall not be interpreted or construed to create, any rights enforceable by any person not a party to this Agreement, except as specifically provided herein.

              9.    Entire Agreement. This Agreement represents the entire agreement between the parties concerning the Employee’s employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between the Employee and the Company relating to the subject matter of this Agreement. All prior employment agreements, between the Company and the Employee shall remain in full force and effect with respect all matters addressed in such prior employment agreements occurring on or before the effective date of this Agreement.

              10.    Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by the Employee and by a duly authorized officer of the Company other that the Employee. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

              11.    Notices. All notices, demands or other communications of any kind to be given or delivered under this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered by hand, (b) delivered by a nationally recognized overnight courier service, (c) sent by registered or certified United States Mail, return receipt requested and first class postage prepaid, or (d) facsimile transmission followed by a confirmation copy delivered by a nationally recognized overnight courier service. Such communications shall be sent to the parties at their respective addresses as follows:

If to the Employee	Mr. Amr Abdelmonem

1746 Hintz Road

Arlington Heights, IL 60004

If to the Company:	Illinois Superconductor Corporation

451 Kingston Court

Mount Prospect, IL 60056

Attention: Vice President of Human Resources

with a copy to:	Barry M. Abelson, Esquire

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, PA 19103-2799

FAX: 215-981-4750

Either party may change such address for delivery to the other party by delivery of a notice in conformity with the provisions of this Section specifying such change. Notice shall be deemed to have been properly given (i) on the date of delivery, if delivery is by hand, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier, or (iv) the next business day after the date of transmission by facsimile.

              12.    Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and the Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

              13.    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

              14.    Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

              15.    Withholding Taxes. All salary, benefits, reimbursements and any other payments to the Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

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              16.    Applicable Law/Jurisdiction. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. The parties select and irrevocably submit to the exclusive jurisdiction of a court of competent jurisdiction located in the State of Illinois for any action to enforce, construe or interpret this Agreement. The Employee and the Company each hereby waives any objection to venue in such state on the basis of forum non-conveniens.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

ILLINOIS SUPERCONDUCTOR CORPORATION

By: /s/ George Calhoun GEORGE CALHOUN Chief Executive Officer

/s/ Amr Abdelmonem AMR ABDELMONEM